Exhibit 10.1

COOPERATION AGREEMENT

This Cooperation Agreement (“Agreement”) is entered into as of June 18, 2020, by and between Spôk Holdings, Inc., a Delaware corporation (the “Company”), and White Hat Strategic Partners LP, a Delaware limited partnership, White Hat SP GP LLC, a Delaware limited liability company, White Hat Capital Partners LP, a Delaware limited partnership, and White Hat Capital Partners GP LLC, a Delaware limited liability company (collectively, the “White Hat Parties”) (each of the Company and the White Hat Parties, a “Party” to this Agreement, and collectively, the “Parties”).
RECITALS
WHEREAS, the White Hat Parties have voting power or sole dispositive power or otherwise have beneficial ownership of 319,708 shares (the “Current Position”) of the common stock, par value $0.0001 per share, of the Company (the “Common Stock”) as of the date of this Agreement; and
WHEREAS, as of the date of this Agreement, the Company and the White Hat Parties have determined to come to an agreement with respect to certain matters set forth below; and
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties to this Agreement, intending to be legally bound, agree as follows:

1.	Board Nominations; Certain Information.

(a)Brett Shockley (the “New Director”) has provided the Company with responses to a Director and Officer Questionnaire customarily used for NASDAQ-listed companies and certain biographical information in compliance with Item 401 of Regulation S-K as promulgated by the Securities and Exchange Commission (the “SEC”) (collectively, the “Information”), has executed all documents required to be executed by directors of the Company, and has cooperated with a background check.
(b)Based on the Information, the Nominating and Governance Committee (the “Nominating Committee”) of the Board of Directors (the “Board”) of the Company and the Board have determined that the New Director may serve as an “independent” director of the Company in accordance with the rules and listing standards of the NASDAQ National Market and applicable rules and regulations of the Securities Exchange Commission (the “SEC”).
(c)Concurrently with the execution of this Agreement, the Board shall increase the size of the Board by one and appoint the New Director to the Board to fill the resulting vacancy. Concurrently with the execution of this Agreement, the Board shall also appoint the New Director to the Nominating Committee.
(d)Concurrently with the execution of this Agreement, the White Hat Parties shall send a letter to the Corporate Secretary and Treasurer of the Company irrevocably withdrawing (i) the nomination letter they previously sent to the Company on May 26, 2020, and, accordingly, (ii) their nomination (the “Nominations”) of three directors for election to the Board at the Company’s 2020 Annual Meeting of Stockholders (including any adjournments or postponements thereof, the “2020 Annual Meeting”).
(e)The Nominating Committee and the Board shall take all necessary action to nominate Brett Shockley for election to the Board at the 2020 Annual Meeting, and to recommend his election and to support and solicit proxies in the same manner as the other candidates nominated by the Board in the Company’s proxy statements for the 2020 Annual Meeting.
(f)Nothing in this Agreement shall be deemed to abridge or limit the fiduciary duties of any member of the Board under Delaware law.
2.Representations of the White Hat Parties. The White Hat Parties represent and warrant to the Company as of the date hereof as follows:
(a)The White Hat Parties are the beneficial owners of 319,708 shares of Common Stock, such shares of Common Stock constitute all of the Common Stock beneficially owned by the White Hat Parties and the White Hat Parties have no agreements, understandings or undertakings with any third party to share or delegate disposition or voting control over such shares of Common Stock, or to transfer, hypothecate or lend such shares Common Stock.
(b)Each of the White Hat Parties has the power and authority to execute and deliver this Agreement. This Agreement (i) has been duly and validly authorized by each of the White Hat Parties, and constitutes a legal, valid and binding obligation of each of the White Hat Parties, enforceable against each of the White Hat Parties in accordance with its terms except as may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights and general equitable principles, (ii) does not require the approval of any investor in or member of the White Hat Parties and (iii) does not violate any law, order of any court or any governmental agency or regulation or the charter or any organizational document

Exhibit 10.1

of the White Hat Parties, or conflict with, result in a breach of or constitute a default under any agreement or instrument by which the White Hat Parties or any of their respective assets is bound.
3.Representations of the Company. The Company represents and warrants to the White Hat Parties as of the date hereof that it has the corporate power and authority to execute and deliver this Agreement. This Agreement (i) has been duly and validly authorized by the Company and constitutes a legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms except as may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights and general equitable principles and (ii) does not violate any law, order of any court or any agency or regulation or the Company’s Certificate of Incorporation or the Bylaws, or conflict with, result in a breach of or constitute a default under any agreement or instrument by which the Company or any of its assets or the assets of its subsidiaries are bound.
4.Voting Commitments. The White Hat Parties shall appear in person or by proxy for quorum purposes at the 2020 Annual Meeting, including any adjournment or postponement thereof, to vote all of the shares of Common Stock beneficially owned by the White Hat Parties on the record date (if the 2020 Annual Meeting is within thirty (30) days of the anniversary of the Company’s 2019 Annual Meeting of Stockholders, such number of shares shall be no less than 90% of the Current Position) for such meeting (i) in favor of all persons nominated by the Board to serve as directors of the Company and against any stockholder nominated candidate not endorsed by the Board, (ii) against the stockholder proposal made pursuant to Rule 14a-8 under the Exchange Act as disclosed to the White Hat Parties prior to the execution of this Agreement, (iii) to ratify the appointment of the Company’s independent registered public accounting firm, and (iv) in accordance with the Board’s recommendation with respect to the Company’s “say-on-pay” proposal and new equity compensation plan (collectively, the “2020 Proposals”), provided, that with respect to the proposals described in clauses (ii) through (iv) of this Section 4, the White Hat Parties may vote in accordance with the recommendation of Institutional Shareholders Services to the extent such recommendation differs from the voting commitments set forth herein and provided that the White Hat Parties do not publicly disclose their vote on such proposals if it differs from the Board’s recommendation; and provided, further, that White Hat Parties shall have the right to vote the shares of Common Stock beneficially owned by the White Hat Parties in their sole discretion with respect to all other proposals brought before the 2020 Annual Meeting. The White Hat Parties shall provide written evidence of the votes made in accordance with the foregoing sentence to the Company no later than ten business days before the 2020 Annual Meeting.
5.Support Period Covenants. Except as otherwise contemplated in this Agreement, at all times during the period commencing on the date hereof and ending on the date that is thirty (30) days prior to expiration of the advance notice period for the submission by stockholders of director nominations for consideration at the 2021 Annual Meeting as set forth in the Bylaws, the White Hat Parties shall not, and shall cause the White Hat Representatives not to, directly or indirectly, in any manner, alone or in concert with others: (a) attempt to call a special meeting of stockholders of the Company; or (b) make a request for any stockholder list or other Company books and records, whether pursuant to Section 220 of the Delaware General Corporation Law or otherwise.
6.Press Release. The Parties agree that the Company shall issue a press release and file a Current Report on Form 8-K in substantially the forms agreed to between the Parties promptly following the execution and delivery of this Agreement by the Parties and shall not make any other public disclosure relating to this Agreement or the transactions contemplated herein without the prior review and good faith consideration of any comments made by the White Hat Parties. The White Hat Parties agree that they shall not issue a press release regarding the subject matter of this Agreement for a period of three (3) months after the date of this Agreement.
7.Miscellaneous.
(a)Specific Enforcement; Special Remedy. Each of the Parties agrees that the other Party would be irreparably injured in the event that any provision of the Agreement is breached or not performed. Accordingly, it is agreed that each Party shall be entitled to temporary and permanent injunctive relief with respect to each and any breach or purported repudiation of this Agreement by the other and to specifically enforce strict adherence to this Agreement and the terms and provisions hereof against the other in any action instituted in a court of competent jurisdiction, in addition to any other remedy which such aggrieved Party may be entitled to obtain. Moreover, in the event of the breach of any of the provisions of this Agreement, timeliness in obtaining relief is of the essence.
(b)Amendments; Waiver. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally or in writing without a writing signed by the Parties. No delay on the part of either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either Party of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
(c)Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties. This Agreement may not be assigned without the prior written consent of the other Party hereto.
(d)No Third Party Beneficiaries. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person or entity, other than the Parties and their respective successors and assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement and any conditions and provisions hereof being intended to be and being for the

Exhibit 10.1

sole and exclusive benefit of the parties hereto and their respective successors and assigns, and for the benefit of no other person or entity.
(e)Counterparts. This Agreement may be executed in any number of counterparts and by the Parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
(f)Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
(g)Governing Law; Choice of Venue.
(i)This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed within that state.
(ii)Each Party (A) consents to submit itself to the personal jurisdiction of the Court of Chancery or other federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (B) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (C) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or other federal or state courts of the State of Delaware, and each Party irrevocably waives the right to trial by jury and (D) each Party irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such Party’s principal place of business or as otherwise provided by applicable law.
(h)Reimbursement. The Company shall reimburse the White Hat Parties for their out-of-pocket expenses, including the fees and expenses of counsel, incurred in connection with their engagement with the Company, the Nominations and the negotiation of, and all matters arising under this Agreement; provided, however, that such reimbursement shall not exceed $55,000.
(i)Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision in this Agreement.
(j)Interpretation and Construction. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each Party, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.
(k)Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof.
(l)Notices. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by e-mail to the e-mail address for a Party set forth below; and (iii) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses for such communications shall be:

Exhibit 10.1

If to the Company or the Board:
Spôk Holdings, Inc.
6850 Versar Center, Suite 420
Springfield, Virginia 22151-4148
Attention:     Vince Kelly
Email:     vince.kelly@spok.com
with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
555 Eleventh Street, NW
Suite 1000
Washington, D.C. 20004
Attention:    William O’Neill and Christopher Drewry
E-mail:        William.O'Neill@retiredpartner.lw.com and Christopher.Drewry@lw.com

If to the White Hat Parties:
White Hat Capital Partners LP
150 East 52nd Street
21st Floor
New York, NY 10022

Attention:	David Chanley and Mark Quinlan

Email:	DChanley@whitehatcp.com and MQuinlan@whitehatcp.com

with a copy (which shall not constitute notice) to:
Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019

Attention:	Elizabeth Gonzalez-Sussman

E-mail:	egonzalez@olshanlaw.com

(m)Termination. Unless earlier terminated as provided in this Agreement, upon the expiration of the Support Period in accordance with Section 4, this Agreement shall immediately and automatically terminate in its entirety and no Party shall have any further rights or obligations under this Agreement; provided, however, no Party shall be released from any breach of this Agreement that occurred prior to the termination of this Agreement.

Exhibit 10.1

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

Spōk Holdings, Inc.
By:	/s/ Vincent D. Kelly
Name:	Vincent D. Kelly
Title:	President and Chief Executive Officer

Exhibit 10.1

White Hat Strategic Partners LP By: White Hat SP GP LLC, its General Partner

By:	/s/ Mark Quinlan
Name:	Mark Quinlan
Title:	Managing Member

White Hat SP GP LLC

By:	/s/ Mark Quinlan
Name:	Mark Quinlan
Title:	Managing Member

White Hat Capital Partners LP

By:	/s/ Mark Quinlan
Name:	Mark Quinlan
Title:	Managing Partner

White Hat Capital Partners LP

By:	/s/ Mark Quinlan
Name:	Mark Quinlan
Title:	Managing Member